Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports First Quarter 2021 Results

SAN JUAN, Puerto Rico, May 6, 2021 – Triple-S Management Corporation (NYSE:GTS), a leading healthcare services company in Puerto Rico, today announced its first quarter 2021 results.

Roberto Garcia-Rodriguez, President and Chief Executive Officer, commented: “We had a solid start to 2021, generating double-digit revenue growth largely due to strong results at Medicaid, aided by continued steady performance at our Life and P&C segments.  We also made progress on our integrated healthcare strategy, preparing for the introduction of team-based, integrated chronic care management programs later this year. While utilization continued to trend toward more normalized levels as expected, we remain confident in our full-year expectations for 2021.”

First Quarter 2021 Consolidated Results and Other Highlights

•	Net income of $23.3 million, or $1.00 per diluted share, versus net loss of $26.1 million, or $1.12 per share, in the prior-year period;
•	Adjusted net income of $15.6 million, or $0.67 per diluted share, versus adjusted net income of $17.7 million, or $0.75 per diluted share, in the prior-year period;
•	Operating revenue of $1.03 billion, a 14.6% increase from the prior-year period, primarily reflecting higher Managed Care net premiums earned;
•	Consolidated loss ratio of 84.4%, an increase of 280 basis points compared with the first quarter of 2020, reflecting higher Managed Care utilization;
•	Medical loss ratio (MLR) of 87.1%, 340 basis points higher than the same period last year;
•	Consolidated operating income of $25.9 million, a 32% increase from the prior-year period.

Triple-S Management Corporation

Selected Segment Quarterly Details

Managed Care

•	Managed Care premiums earned were $932.0 million, up 15.1% year-over-year.

o
Medicare premiums earned were $402.3 million, an increase of 3.7% from the prior-year period. The increase was largely due to higher premium rates resulting from a rise in the premium rate benchmark and membership risk score.  Membership was flat compared with the prior-year period.

o
Medicaid premiums earned were $322.7 million, an increase of 46.1% from the prior-year period, primarily reflecting higher member months of approximately 228,000 and higher average premium rates following premium rate increases effective in May and July 2020; these increases were partially offset by the elimination of the HIP Fee pass-through in 2021.

o
Commercial premiums earned were $207.0 million, an increase of 2.9% from the prior-year period, mainly reflecting higher average premium rates in the 2021 period.  This increase was partially offset by a reduction of approximately 21,000 fully insured member months and the elimination of the HIP Fee pass-through in 2021.

•
Reported MLR was 87.1%, an increase of 340 basis points from the prior-year period, primarily reflecting the elimination of the HIP Fee in 2021; lower utilization of services during the last two weeks of the 2020 quarter, as the result of the pandemic-related lockdown; higher costs associated with COVID-19-related testing, treatment costs and the waiver of medical and payment policies; and increased benefits in the Medicare product offering in 2021.

•
Managed care operating expenses were $110.0 million, a decrease of $16.1 million, or 12.8%, from the prior-year period, primarily due to the elimination of the HIP Fee in 2021.  The segment operating expense ratio was 11.8%, a 370 basis-point improvement from the prior-year quarter.

Life Insurance Segment

•
Premiums earned, net were $52.5 million, an increase of 12.4% from the prior-year period, resulting from new sales and increased persistency in monthly debit ordinary life (MDO) products, as well as the acquisition of a life insurance portfolio in the second quarter of 2020.

•	Operating income increased 13.7% to $5.8 million, from $5.1 million in the prior-year period, primarily because of higher premiums and a 270 basis point lower loss ratio in the 2021 quarter.

Property and Casualty Segment

•
Premiums earned, net were $25.3 million, an increase of 22.8% from the prior-year period. The increase was mostly due to higher sales of commercial liability and commercial property products and to $3 million of reinsurance reinstatement premiums following losses recorded after the January 2020 earthquakes.

•
Operating income was $3.8 million, compared with an operating loss of $0.2 million during the prior-year period, primarily driven by lower losses and operating expenses in the 2021 quarter.  The 2020 period includes $5 million in losses incurred due to the January 2020 earthquakes.

Triple-S Management Corporation

•
As of March 31, 2021, reserves related to Hurricane Maria were $177 million and 332 of the total 17,785 Maria-related claims remained outstanding. In early May, we concluded the settlement of our largest claim, and along with the resolution of additional claims paid after the end of the first quarter, Maria-related reserves will decrease to approximately $119 million.

2021 Outlook

The Company is maintaining its full-year 2021 guidance.

•	Consolidated operating revenue is expected to be between $3.98 billion and $4.02 billion, which includes Managed Care premiums earned, net between $3.58 billion and $3.62 billion.

•	Consolidated claims incurred ratio is expected to be between 83.0% and 84.0%, while Managed Care MLR is expected to be between 86.0% and 87.0%.

•	Consolidated operating expense ratio is expected to be between 15.5% and 16.5%.

•	The effective tax rate is expected to be between 29.0% and 31.0%.

•
Adjusted net income per diluted share is expected to be between $2.95 and $3.15.  Adjusted net income per diluted share does not account for any potential share repurchase activity during 2021.  The Company is assuming a weighted average diluted share count for full year 2021 of 23.6 million shares.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended March 31, 2021. To participate, callers within the U.S. and Canada should dial 1--866-248-8441 and international callers should dial 1-323-289-6576 at least ten minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends for one year. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation, a health services company, is one of the top players in the Puerto Rico healthcare industry, with over 60 years of experience.  It is the premier insurance and managed care brand, with the largest customer base and broadest provider networks on the island.  We have the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, Costa Rica, the British Virgin Islands and Anguilla, and offer a broad portfolio of managed care and related products in the Commercial, Medicare Advantage and Medicaid markets. Triple-S is also a well-known brand in the life insurance and property and casualty insurance markets in Puerto Rico, with strong customer relationships and a significant market share. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities and reserves
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

Triple-S Management Corporation

•	Ability to contract with providers and government agencies consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar in thousands)
Unaudited

	March 31, 2021	December 31, 2020
Assets

Investments	$1,957,525	$1,874,024
Cash and cash equivalents	118,725	110,989
Premium and other receivables, net	506,223	488,840
Deferred policy acquisition costs and value of business acquired	250,018	248,325
Property and equipment, net	133,686	131,974
Other assets	235,306	234,266

Total assets	$3,201,483	$3,088,418

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,602,851	$1,550,798
Accounts payable and accrued liabilities	533,907	487,356
Short-term borrowings	37,000	30,000
Long-term borrowings	51,667	52,751

Total liabilities	2,225,425	2,120,905

Stockholders’ equity:
Common stock	23,680	23,430
Other stockholders’ equity	953,098	944,800

Total Triple-S Management Corporation stockholders’ equity	976,778	968,230

Non-controlling interest in consolidated subsidiary	(720)	(717)

Total stockholders’ equity	976,058	967,513

Total liabilities and stockholders’ equity	$3,201,483	$3,088,418

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar in thousands, except per share information)
Unaudited

	For the Three Months Ended March 31,
	2021	2020
Revenues
Premiums earned, net	$1,008,436	$875,897
Administrative service fees	2,765	2,194
Net investment income	13,646	14,311
Other operating revenues	2,776	4,039
Total operating revenues	1,027,623	896,441

Net realized investment gains (losses)	217	(466)
Net unrealized investment gains (losses) on equity investments	8,552	(56,806)
Other income, net	3,111	3,605
Total revenues	1,039,503	842,774

Benefits and expenses
Claims incurred, net of reinsurance	850,558	714,522
Operating expenses	151,101	162,201
Total operating costs	1,001,659	876,723

Interest expense	1,992	1,853

Total benefits and expenses	1,003,651	878,576

Income (loss) before taxes	35,852	(35,802)

Income tax expense (benefit)	12,545	(9,650)

Net income (loss)	23,307	(26,152)

Net loss attributable to non-controlling interest	3	7

Net income (loss) attributable to Triple-S Management Corporation	$23,310	$(26,145)

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$1.00	$(1.12)
Diluted net income (loss) per share	$1.00	$(1.12)

Weighted average of common shares	23,231,698	23,381,949
Diluted weighted average of common shares	23,418,265	23,381,949

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar in thousands)
Unaudited

	For the three months ended March 31,
	2021	2020

Net cash provided by operating activities	$68,693	$6,518

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available-for-sale:
Fixed-maturities sold	43,023	43,425
Fixed-maturities matured/called	6,987	11,099
Securities held-to-maturity:
Fixed-maturities matured/called	-	81
Equity investments sold	31,394	21,107
Other invested assets sold	7,629	8,524
Acquisition of investments:
Securities available-for-sale	(51,865)	(42,822)
Fixed-maturities
Securities held-to-maturity
Fixed-maturities	-	(80)
Equity investments	(128,739)	(102,733)
Other invested assets	(5,368)	(10,438)
Increase (decrease) in other investments	326	(4,086)
Net change in policy loans	(96)	(241)
Net capital expenditures	(5,196)	(4,587)
Capital contribution on equity method investees	-	(4,933)

Net cash used in investing activities	(101,905)	(85,684)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	32,450	53,485
Net change in short-term borrowings	7,000	24,000
Repayments of long-term borrowings	(1,122)	(810)
Repurchase and retirement of common stock	-	(8,989)
Proceeds from policyholder deposits	5,091	10,296
Surrender of policyholder deposits	(2,471)	(4,073)

Net cash provided by financing activities	40,948	73,909

Net increase (decrease) in cash and cash equivalents	7,736	(5,257)

Cash and cash equivalents, beginning of period	110,989	109,837

Cash and cash equivalents, end of period	$118,725	$104,580

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended March 31,
(dollar in millions)	2021	2020	Percentage Change
Premiums earned, net:
Managed Care:
Medicare	$402.3	$387.8	3.7%
Medicaid	322.7	220.9	46.1%
Commercial	207.0	201.1	2.9%
Total Managed Care	932.0	809.8	15.1%
Life Insurance	52.5	46.7	12.4%
Property and Casualty	25.3	20.6	22.8%
Other	(1.4)	(1.2)	(16.7%)
Consolidated premiums earned, net	$1,008.4	$875.9	15.1%
Operating revenues: [1]
Managed Care	$940.1	$818.1	14.9%
Life Insurance	58.9	53.6	9.9%
Property and Casualty	27.3	22.7	20.3%
Other	1.3	2.0	(35.0%)
Consolidated operating revenues	$1,027.6	$896.4	14.6%
Operating income (loss): [2]
Managed Care	$18.7	$14.2	31.7%
Life Insurance	5.8	5.1	13.7%
Property and Casualty	3.8	(0.2)	2000.0%
Other	(2.4)	0.6	(500.0%)
Consolidated operating income	$25.9	$19.7	31.5%
Operating margin: [3]
Managed Care	2.0%	1.7%	30	bp
Life Insurance	9.8%	9.5%	30	bp
Property and Casualty	13.9%	(0.9%)	1,480	bp
Consolidated	2.5%	2.2%	30	bp
Depreciation and amortization expense	$3.5	$3.9	(10.3%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data

	Three months ended March 31,
(Unaudited)	2021	2020
Member months enrollment:
Medicare Advantage	408,781	407,907
Medicaid	1,296,189	1,068,016
Commercial:
Fully insured	956,947	978,342
Self-insured	295,837	330,232
Total Commercial	1,252,784	1,308,574
Total member months	2,957,754	2,784,497
Claim liabilities (in millions)	$494.7	$340.0
Days claim payable	55	46
Premium PMPM:
Managed Care	$350.12	$329.96
Medicare Advantage	984.15	950.71
Medicaid	248.96	206.83
Commercial	216.31	205.55
Medical loss ratio:	87.1%	83.7%
Medicare Advantage	87.3%	82.7%
Medicaid	87.3%	90.3%
Commercial	86.1%	78.4%
Adjusted medical loss ratio: [1]	89.3%	84.2%
Medicare Advantage	90.3%	81.4%
Medicaid	91.0%	95.2%
Commercial	84.9%	78.1%
Operating expense ratio:
Consolidated	14.9%	18.5%
Managed Care	11.8%	15.5%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in their corresponding period.

Triple-S Management Corporation

Managed Care Membership by Business

	As of March 31,
	2021	2020
Members:
Medicare Advantage	135,977	135,710
Medicaid	436,772	355,512
Commercial:
Fully insured	317,947	325,253
Self-insured	98,429	109,760
Total Commercial	416,376	435,013
Total members	989,125	926,235

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income
(Unaudited)	Three months ended March 31,
(dollar in millions)	2021	2020
Net income (loss)	$23.3	$(26.1)
Less adjustments:
Net realized investment gains (losses)	0.2	(0.5)
Unrealized gains (losses) on equity investments	8.6	(56.8)
Private equity investment income	1.0	3.2
Tax impact of non-GAAP adjustments	(2.1)	10.3
Adjusted net income	$15.6	$17.7
Diluted adjusted net income per share	$0.67	$0.75

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  The Company estimates tax impact of net realized and non-realized gains (losses) and private equity investment income at the applicable statutory tax rates.  These non-GAAP metrics do not consider all the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.